Exhibit 99.1

Contact:
	Media:	Joshua King
+44 (0)20 3124 7452
joshua.king@willis.com

News Release	Investors:	Peter Poillon
+1 212-915-8084
peter.poillon@willis.com

Willis Group Names Dominic Casserley Next Chief Executive Officer

Steve Hearn Appointed Deputy Chief Executive Officer

Announcement begins succession

following 12 year tenure of Chairman & CEO Joe Plumeri

LONDON, October 17, 2012 – The Board of Directors of Willis Group Holdings (NYSE: WSH), the global insurance broker, today announced that Dominic Casserley will serve as the company’s next Chief Executive Officer, effective January 7, 2013. The Board also announced that Steve Hearn, currently the Chairman and CEO of Willis Global, will serve as Deputy CEO of Willis Group. Joe Plumeri, who has served as Chairman and CEO of Willis Group since 2000 and led the company back to public ownership and steered its global expansion during his 12-year tenure, will serve as non-executive Chairman through July, 2013.

Dominic Casserley, 54, is currently a senior partner of McKinsey & Company, which he joined in New York in 1983. During his 29-years at McKinsey, Casserley has been based in the U.S. for 12 years, Asia for five and, since 2000, has been working across Europe from London. During his time at McKinsey, Casserley led the firm’s Greater China Practice and its UK and Ireland Practice. A noted expert on global financial services, including insurance companies, and the opportunities of expanding into new markets, Casserley has been a member of McKinsey’s Shareholder Council, the firm’s global board, since 1999 and for four years served as the Chairman of the Finance Committee of that board. Casserley, married with three children, is a graduate of Cambridge University. Following a transition period in 2013, Casserley will be based in Willis’ New York office.

“The Board of Directors, which has now concluded a rigorous and thorough search for our next CEO, is thrilled to welcome Dominic Casserley to Willis to inaugurate the next great era for our company. We think Dominic will be an extraordinary leader for Willis, just as Joe Plumeri has been,” said Sen. Bill Bradley, Managing Director of Allen & Co. LLC and Willis’ presiding independent director. “Willis is indebted to Joe for his passionate stewardship of our firm spanning more than a decade in which Willis delivered unrivaled shareholder value among our peers. We are also grateful that Steve Hearn, a great broking industry leader within our own ranks, will step up as Dominic’s partner and Deputy CEO to help bring Willis to the next level,” Bradley added.

“I am honored by the confidence the Board has placed in me and look forward to working with Joe, Steve, Vic Krauze, Tim Wright and our accomplished management team to build on the foundation that Willis has established in every corner of the world,” Dominic Casserley said. “I have observed over 30 years as governments, businesses and organizations that operate across borders have become increasingly interconnected. Managing their risks is more complex than ever, but Willis consistently demonstrates how to do it right. I believe the opportunities in front of Willis are enormous, and I am very excited to be joining the team at this critical time.”

Steve Hearn, 46, joined Willis as Chairman and CEO of Glencairn Limited, the third-party wholesale brokerage business that Willis acquired through its $2.1 billion acquisition of Hilb Rogal & Hobbs (HRH) in 2008. Hearn’s influence at Willis has grown steadily since the HRH acquisition, continuing with his appointment as CEO of Willis Re in February, 2011. In January 2012, Hearn was appointed Chairman and CEO of Willis Global, encompassing the company’s global reinsurance, placement and specialty operations. Hearn will continue in that role in addition to his Deputy CEO post.

“I have worked as an insurance broker all of my professional career, but never enjoyed it more than the last four years as a Willis Associate,” Steve Hearn said. “Across geographies and across functions, whether in retail, reinsurance, specialisms or placement, there is no company that combines the human talent that Willis has assembled. I am looking forward tremendously to working with Dominic to build on the extraordinary foundation that Joe has put in place, and am personally grateful for the opportunities that Joe has given me and so many other people at this fine company,” Hearn added.

Joe Plumeri, 69, joined Willis as Chairman and CEO 12 years ago, on October 15, 2000, following a 32 year career with Citigroup, Inc. and its predecessors. Willis in 2000 was owned by private equity firm Kohlberg Kravis Roberts (KKR), but Plumeri successfully engineered an initial public offering within a year. From that 2001 IPO through the end of September 2012, Willis’ share price has risen 174% outperforming, by a wide margin, the company’s closest competitors, the Dow Jones Industrial Average, the S&P 500 and the S&P average of insurance stocks.

During his 12-year tenure, Plumeri successfully navigated Willis through a series of challenges that faced both the company and the insurance industry as a whole.

•	Willis’ IPO in June 2001, priced at $13.50 per share, represented a confident return to public ownership following three years as a privately held company.

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Just months after Willis’ 2001 initial public offering, the attack on the World Trade Center, a Willis client then and now, represented a monumental challenge in securing insurance coverage and insurance carrier confidence to rebuild the site.

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In 2004-2005, amid a broad investigation of the industry by the New York Attorney General, Willis led the response among the world’s largest brokers by disavowing contingent commissions and establishing the industry’s first Client Bill of Rights.

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Throughout the last decade, Willis has helped to develop the Chinese insurance market. It was the first global broker to receive a license to operate there and, remaining the largest, established its 22nd office in China in the summer of 2012.

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In 2008, with the world facing a financial crisis, Willis continued its expansion in Asia, Europe and Latin America, and effectively doubled Willis’ footprint in North America with its $2.1 billion acquisition of Hilb Rogal & Hobbs (HRH).

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With its brand on its Norman Foster-designed skyscraper in London and the iconic Willis Tower in Chicago, the tallest building in North America, Willis has cemented its name as a leader in insurance risk management across the globe.

For his role in guiding Willis toward its current position of prominence, Plumeri was named, among many other honors, “The Insurance Leader of the Year” in 2006 by St. John’s University and among “The 100 Most Influential People in Finance” by Treasury & Risk Magazine in 2009 and 2010. Plumeri’s legacy at Willis is marked by a passion for client service and the company’s commitment to integrity and transparency.

“I am proud beyond words of our company’s achievements seizing on opportunities and confronting challenges spanning a dozen years,” Plumeri said. “But I’m equally excited about the path ahead for Willis under the leadership of Dominic Casserley and Steve Hearn and our outstanding team of leaders and the 17,000 Associates around the world. In the past and in the future, it is our people who provide expertise, uphold our values and put a human face on The Willis Cause for every one of our clients,” Plumeri added.

Bill Bradley added: “In January, Dominic will assume leadership of a strong company with 184 years of history and a heritage of always putting its clients first. Dominic and Steve embrace our past and will add their own stamp as Willis moves ahead ambitiously on a global scale. Twelve years ago, when Joe Plumeri arrived at Willis’ office at Ten Trinity Square in London, it was a much smaller company and a very different world. Joe put a new roof over Willis with our building on Lime Street and gave the Willis brand new meaning with the renaming of the Willis Tower in Chicago. But in a larger sense, Joe’s unswerving belief that ‘Anything is Possible’ has propelled Willis toward global leadership in insurance broking and risk advice that has marked our record for the last decade and will serve the company well in the years ahead.”

About Willis Group Holdings

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

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